Exhibit 10.1

THIRD AMENDMENT TO REVOLVING LINE OF CREDIT NOTE AND
CREDIT AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING LINE OF CREDIT NOTE AND CREDIT AGREEMENT (this “Amendment”) is made as of the 18th day of March, 2013, by and between AMERICAN WOODMARK CORPORATION, a Virginia corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”).

RECITALS

A.           Bank extended credit to Borrower (the “Loan”) as evidenced by that certain Revolving Line of Credit Note dated as of December 2, 2009 made by Borrower payable to the order of Bank in the original principal amount of Thirty-Five Million and No/100 Dollars ($35,000,000.00), as modified by that certain Amendment to Revolving Line of Credit Note and Credit Agreement dated as of January 3, 2012, as further modified by that certain Second Amendment to Revolving Line of Credit Note and Credit Agreement dated as of May 29, 2012 (collectively, as further modified, amended, renewed, restated or replaced from time to time, the “Note”).

B.           Bank and Borrower entered into that certain Credit Agreement dated as of December 2, 2009, as modified by that certain Amendment to Revolving Line of Credit Note and Credit Agreement dated as of January 3, 2012, as further modified by that certain Second Amendment to Revolving Line of Credit Note and Credit Agreement dated as of May 29, 2012 (collectively, as further modified or amended from time to time, the “Credit Agreement”), setting forth the terms and conditions of the Loan.

C.           The Loan is secured by that certain Security Agreement dated as of May 29, 2012 given by Borrower in favor of Bank (as modified or amended from time to time, the “Security Agreement”), granting a security interest to Bank in certain personal property of Borrower as more particularly described therein.

D.           Borrower has requested, and Bank has agreed, to modify certain terms and conditions of the Note and Credit Agreement.

E.           Bank and Borrower mutually desire to modify and amend the provisions of the Note and Credit Agreement in the manner hereinafter set out, it being specifically understood that, except as herein modified and amended, the terms and provisions of the Note and Credit Agreement shall remain unchanged and continue in full force and effect as therein written.

AGREEMENT

NOW, THEREFORE, effective as of the date first written above, Bank and Borrower, in consideration of Bank’s continued extension of credit and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the foregoing, hereby agree that the Note and Credit Agreement shall be, and the same hereby are, modified and amended as follows:

1.           The Note is hereby modified and amended by deleting and restating the last sentence of subsection (a) of the section of the Note entitled “BORROWING AND REPAYMENT”, entitled “Borrowing and Repayment”, in its entirety as follows: “The outstanding principal balance of this Note shall be due and payable in full on December 31, 2015.”

2.           The Credit Agreement is hereby modified and amended by adding the following text as a new subsection (d) to Section 1.1 of the Credit Agreement, entitled “LINE OF CREDIT”, as follows:

(d)           Limitation on Borrowings.  Outstanding borrowings under the Line of Credit as of any date shall not exceed the lesser of (i) the principal amount set forth in subsection (a) hereinabove and (ii) an aggregate of (A) seventy-five percent (75%) (or such other percentage as may be established pursuant to this subsection (d)) of Borrower’s Eligible Accounts Receivable (as hereinafter defined) as set forth in the most recent Borrowing Base certificate delivered to Bank pursuant to Section 4.3(f), plus (B) fifty percent (50%) of Borrower’s Eligible Pre Bill Reserves (as hereinafter defined) as set forth in the most recent Borrowing Base certificate delivered to Bank pursuant to Section 4.3(f), plus (C) up to Twenty Million and No/100 Dollars ($20,000,000.00), based on the value of Borrower’s equipment as evidenced by a desktop appraisal satisfactory to Bank (the amount described in this clause (ii), the “Borrowing Base”). All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require, including, without limitation, updated desktop appraisals of Borrower’s equipment as deemed necessary by Bank to support the amount in the foregoing clause (ii)(C).  Borrower acknowledges that said Borrowing Base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower’s gross sales for said period.  If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may adversely affect payment of any portion of Borrower’s accounts, Bank, in its sole discretion, may reduce the foregoing Eligible Accounts Receivable advance rate to a percentage appropriate to reflect such additional dilution and/or establish additional reserves (provided that any such reserves must be established by Bank in the exercise of its reasonable (from the perspective of a secured, asset-based lender) judgment, in good faith).  If outstanding borrowings under the Line of Credit as of any date exceed the Borrowing Base as of such date, Borrower shall immediately prepay the Line of Credit in an amount equal to or greater than the amount of such excess.

As used herein, “Eligible Accounts Receivable” shall consist solely of trade accounts created in the ordinary course of Borrower’s business, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i)           any account which is more than ninety (90) days past due;

(ii)           that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)           any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and, if requested by Bank, for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with);

(iv)           any account which represents an obligation of an account debtor located in a foreign country (unless payment of such account is supported by a letter of credit or other arrangement acceptable to Bank);

(v)           any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi)           that portion of any account which represents interim or progress billings or retention rights on the part of the account debtor (except that this clause (vi) shall only apply if such portion exceeds $200,000);

(vii)           any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor are not eligible pursuant to (i) above;

(viii)           that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts (except that this clause (viii) shall not apply to any account from The Home Depot, Inc. or Lowe’s Companies Inc.);

(ix)           any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory (provided that Bank deems such account ineligible in the exercise of its reasonable (from the perspective of a secured, asset-based lender) judgment, in good faith).

As used herein, “Eligible Pre Bill Reserves” shall consist solely of trade accounts created in the ordinary course of Borrower’s business (x) for which an invoice and/or purchase order has been created but for which the goods giving rise to such account have not yet been delivered to the account debtor, (y) upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever (other than the delivery of such goods), and (z) in which Bank has a perfected security interest of first priority.

3.           The Credit Agreement is hereby further modified and amended by deleting and restating the first sentence of Section 1.3 of the Credit Agreement, entitled “COLLATERAL”, in its entirety as follows:

As security for all indebtedness and other obligations of Borrower to Bank subject to this Agreement, Borrower hereby grants to Bank a security interest in all Borrower’s collateral as more particularly described in that certain Security Agreement dated as of May 29, 2012 (as modified or amended from time to time, “Security Agreement”).

4.           The Credit Agreement is hereby further modified and amended by deleting subsection (f) of Section 4.3 of the Credit Agreement, entitled “FINANCIAL STATEMENTS AND OTHER REPORTS”, and replacing such subsection with the following text:

(f)           not later than 20 business days after and as of the end of each calendar month, a Borrowing Base certificate, (ii) an aged listing of accounts receivable and accounts payable, and (iii) a reconciliation of accounts, and, promptly upon request from Bank, a list of the names and addresses of Borrower’s account debtors as of the end of each calendar month preceding the request and such other collateral information as may be reasonably necessary to verify the Borrowing Base; and

(g)           from time to time such other information regarding the financial condition or operation of Borrower or compliance with the Loan Documents as Bank may reasonably request.

5.           The Credit Agreement is hereby further modified and amended by deleting and restating subsection (c) of Section 4.9 of the Credit Agreement, entitled “FINANCIAL CONDITION”, in its entirety as follows:

(c)          Maintain (i) at least $1.00 in net income for the fiscal quarter ending April 30, 2013, and (ii) at least $1.00 in net income on a rolling four-quarter basis for the fiscal quarter ending July 31, 2013.

6.           The Credit Agreement is hereby further modified and amended by deleting subsection (e) of Section 5.3 of the Credit Agreement, entitled “OTHER INDEBTEDNESS”, and replacing such subsection with the following text:

(e)           indebtedness owing by Borrower to the West Virginia Economic Development Authority in the original principal amount of $1,500,000.00; and

(f)           any indebtedness or liabilities not contemplated by the foregoing clauses in an aggregate, committed principal amount not to exceed $1,000,000 at any one time outstanding.

7.           The Credit Agreement is hereby further modified and amended by deleting the proviso at the end of Section 5.4 of the Credit Agreement, entitled “MERGER, CONSOLIDATION, TRANSFER OF ASSETS”, and replacing such proviso with the following text:

provided that (a) Borrower may merge into or consolidate with any subsidiary provided that Borrower is the continuing or surviving entity, (b) Borrower may sell and lease back assets in connection with indebtedness or liabilities permitted under Section 5.3(e), and (c) Borrower may, during any fiscal year of Borrower and in addition to asset sales permitted under clause (b) above, sell, lease, transfer or otherwise dispose of assets having an aggregate net book value of not more than $5,000,000.

8.           The Credit Agreement is hereby further modified and amended by deleting subsection (m) of Section 5.8 of the Credit Agreement, entitled “PLEDGE OF ASSETS”, and replacing such subsection with the following text:

(m)           security interests or liens securing indebtedness or liabilities permitted under Section 5.3(e); and

(n)           any mortgage, pledge, security interest or lien not contemplated by the foregoing clauses, provided that (i) the aggregate principal amount secured by such mortgage, pledge, security interest or lien shall not at any time exceed $1,000,000 at any one time outstanding and (ii) no condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default shall exist at the time of or would result from the creation, incurrence or assumption of such mortgage, pledge, security interest or lien.

Borrower and Bank acknowledge and agree that each of (i) that certain Security Agreement: Specific Rights to Payment dated as of December 2, 2009 given by Borrower in favor of Bank, (ii) that certain Security Agreement: Securities Account dated as of December 2, 2009 given by Borrower in favor of Bank (together with the related addendum), and (iii) that certain Security Agreement (Financial Assets) dated as of April 26, 2012 given by Borrower in favor of Bank (together with the related addendum) (collectively, as modified or amended from time to time, the “Terminated Security Agreements”), shall be deemed null, void and of no further force or effect as of the date hereof.  In amplification of the foregoing, the security interests granted to Bank pursuant to each of the Terminated Security Agreements are hereby released and terminated in all respects.  Bank shall, promptly after the date hereof, deliver written notice to Wells Fargo Securities, LLC (“Intermediary”) expressly stating that Bank no longer claims any security interest in the “Collateral” as defined in the Securities Account Control Agreement dated as of December 2, 2009 among Borrower, Intermediary and Bank (the “Control Agreement”).  Bank shall deliver such notice in compliance with the Control Agreement and shall deliver a copy of such notice to Borrower.

As a condition precedent to the effectiveness of this Amendment, on or before the date hereof Borrower shall have (i) paid to Bank an amendment fee in the amount of $10,000.00, and (ii) paid to Bank all fees due and payable in connection with this Amendment, including, without limitation, all administrative expenses, legal fees (including attorneys’ fees) and/or out-of-pocket expenses.

IT IS MUTUALLY AGREED by and between the parties hereto that this Amendment shall become a part of the Note and Credit Agreement by reference and that nothing herein contained shall impair the security now held for said indebtedness, nor shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Note and/or Credit Agreement, except as herein amended, nor affect or impair any rights, powers or remedies under the Note and/or Credit Agreement, each as hereby amended.

Borrower promises and agrees to pay and perform all of the requirements, conditions and obligations under the terms of the Note and Credit Agreement, each as hereby modified and amended, said documents being hereby ratified and affirmed.  The execution and delivery hereof shall not constitute a novation or modification of the lien, encumbrance or security title of any of the instruments securing the Note, including, without limitation, the Security Agreement, which instruments shall continue to retain their priority as originally filed for record.  Borrower expressly agrees that the Note and Credit Agreement are in full force and effect and that Borrower has no right to setoff, counterclaim or defense to the payment thereof.  Any reference contained in the Note or Credit Agreement, as amended herein, or any of the other documents evidencing, securing or otherwise executed in connection with the Loan to the Note or Credit Agreement shall hereinafter be deemed to be a reference to such document as amended hereby.

This Amendment shall be closed without cost to Bank and all expenses incurred in connection with this closing (including, without limitation, all attorneys’ fees) are to be paid by Borrower.  Bank is not providing legal advice or services to Borrower.

This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflict of laws.

This Amendment shall be binding upon and inure to the benefit of any assignee or the respective heirs, executors, administrators, successors and assigns of the parties hereto.

This Amendment shall be attached to the Note as an allonge and shall become a part thereof as fully as if set forth therein.

This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute any of such counterparts.

[SIGNATURE PAGE FOLLOWS]

THIRD AMENDMENT TO REVOLVING LINE OF CREDIT NOTE AND
CREDIT AGREEMENT

[SIGNATURE PAGE]

IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto and delivered on the date and year first above written.

BORROWER:

AMERICAN WOODMARK CORPORATION,
a Virginia corporation

By:	/s/ Jonathan Wolk (SEAL)
Name:	Jonathan Wolk
Title:	Senior Vice President & CFO

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Chad J. Harcum (SEAL)
Name:	Chad J. Harcum
Title:	Senior Vice President